EXHIBIT 99


PROVIDIAN FINANCIAL CONCLUDES ANTICIPATED SETTLEMENT WITH THE OCC, SAN FRANCISCO
           DISTRICT ATTORNEY'S OFFICE AND CALIFORNIA ATTORNEY GENERAL

               Resolution Strengthens Company's Ongoing Commitment
                       and Focus on Customer Satisfaction

SAN FRANCISCO, JUNE 28, 2000 -- Providian Financial Corp. (NYSE: PVN) today announced it had reached a final settlement agreement with the Office of the Comptroller of the Currency (OCC), the San Francisco District Attorney's office and the California Attorney General, ending their inquiries into the Company's business practices. Under terms of the agreement, and without admitting any wrongdoing, Providian agreed to make certain business practice changes and to pay a one-time restitution of approximately $300 million. Providian will also pay a $5.5 million civil fine to the San Francisco District Attorney's office.

In announcing the formal settlement, Company Chairman and Chief Executive Officer Shailesh Mehta indicated that Providian was pleased to have put this issue behind it.

"We've already instituted a number of measures that have greatly enhanced our customer satisfaction and quality control programs. When combined with the enhancements that are a part of this settlement, these changes will create a company that stands at the forefront in customer communications, satisfaction and experience," said Mehta.

As previously announced by the Company, the settlement and other one-time events will result in a net charge to second quarter earnings. Consistent with its previous announcement, the Company anticipates earnings per diluted share to be in the range of $0.39 to $0.44 for the second quarter, and $4.24 to $4.34 for 2000. Without the one-time net charge, the Company continues to anticipate earnings per diluted share of $1.25 to $1.30 for the second quarter and $5.10 to $5.20 for 2000. The Company reiterated its goal of achieving long-term earnings-per-share growth of 25% based on its earnings guidance exclusive of these one-time events.

The two key elements of the settlement agreement are changes to business practices and restitution to customers.

Business Practices

The Company has set for itself the goal of achieving best-in-class customer service and satisfaction and believes the changes it has agreed to make, as part of the settlement, fully support that goal. In the course of its year-old customer satisfaction initiative, the Company has already implemented many of the required changes.

Since its launch in May of 1999, Providian's enhanced customer satisfaction initiative has led the Company to adopt numerous sales and service changes to increase customer satisfaction. For example, Providian has extended the grace period for late payments, clarified its telephone scripts and direct mail solicitations and implemented digital recording of all outbound sales calls. Similarly, the Company has established a "mystery shopping" program to provide independent evaluations of customer service, strengthened its 30-day money-back guarantee and instructed all Providian representatives to end their calls by asking the customer, "Are you satisfied?"

Restitution

The majority of the payments to customers relate to sales and marketing practices the Company used in connection with two products: Guaranteed Savings, which was sold in the Company's Platinum card business, and Credit Protection, which is sold in all card business lines. The company will also make payments on earlier purchases of other membership products.

Guaranteed Savings was a balance transfer program in which Providian set the interest rate based upon the competing rates on balances transferred from other credit cards held by the consumer. Restitution paid from this program addresses claims related to the company's disclosure of associated interest rates. The Company decided earlier this year to discontinue this program.

The Company's Credit Protection product is a payment suspension program that allows customers to suspend payments, and have no interest accrue, on their Providian credit cards if they experience certain life events, such as hospitalization, disability or loss of employment. Many issuers currently offer similar products. The Company has agreed to improve its sales process further, for example, by giving prospective purchasers of the product a complete written description of the terms and conditions before finalizing sales.

"One year ago, this company got a wake up call," said Mehta. "Today, we are emerging as a stronger and more customer-focused company. We have improved customer retention, achieved high levels of customer satisfaction as measured by independent researchers and been rewarded by earning the business of more than four million new customers. We plan to build on this momentum to ensure that Providian is a world-class business in every respect."

About Providian Financial Corporation

San Francisco-based Providian Financial Corporation (www.providian.com) is a leading provider of lending and deposit products to customers throughout the United States and offers credit cards in the United Kingdom. The sixth largest bankcard issuer in the U.S., Providian was recently named one of America's Most Admired Companies by Fortune magazine. Providian serves a broad, diverse market with loan products that include credit cards, secured cards and membership products. With a commitment to 100% customer satisfaction, Providian's mission is to help customers build or rebuild, protect and responsibly use credit by providing a quality borrowing experience that leads to active and long-lasting customer relationships. Providian has more than $26 billion in assets under management and over 13 million customers.

Statements contained herein as to the Company's expectations and goals are forward looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Among the significant risks and uncertainties are: competitive pressures arising from aggressive competition from other consumer lenders; factors that affect the delinquency rate on the Company's consumer loans and the rate at which the Company's consumer loans are charged off; changes in the cost and availability of funding due to changes in the deposit market, credit market or securitization market, or the way in which the Company is perceived in such markets; the effects of government policy and regulation, including restrictions and/or limitations arising from banking laws, regulations and examinations; legal proceedings; and the ability to attract and retain key personnel. More information on risk factors affecting the Company is available in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

*Note - An overview of the settlement agreement is attached and can be found on our Web site at www.providian.com

For additional information:

Investors                                         Media

Nancy Murphy                                      Alan Elias
415.278.4483                                      415.278.4189

Jack Carsky
415.278.4977

Bill Horning
415.278.4602


                              Settlement Overview

Under terms of the settlement, Providian Financial Corp. and certain of its subsidiaries (Providian National Bank, Providian Bank and Providian Bancorp Services) have agreed to make restitution to certain customers and to modify certain sales and marketing practices. The Company has previously implemented many of the required changes in marketing practices. Neither the Company nor any of its subsidiaries has admitted any wrongdoing.

Prospective Relief

The settlement affirms many of the Company's existing policies and practices, including some the Company has recently adopted in the course of its year-long enhanced customer satisfaction program, such as payment posting and fee reversal policies, and others the Company has followed for years. In addition, the settlement requires the Company to adopt a number of improvements to its sales and operations practices, product and sales disclosures and membership products.

The settlement requires the Company to provide customers with enhanced disclosures should it ever reintroduce any of several discontinued products, product features and underwriting practices, including its Guaranteed Savings and "Real Check" programs, certain "No Annual Membership Fee" products, home equity loans and the use of income-to-debt ratios in performance-based pricing.

With respect to the Company's Credit Protection product, the settlement requires the Company to modify its sales process by, for example, providing consumers a complete written description of product terms and conditions before finalizing a sale, rather than providing materials during the thirty-day cancellation period after the sale.

The settlement also affirms a number of enhancements the Company has voluntarily made to its membership products and membership product sales practices, such as improvements in its disclosures of applicable charges. Additionally, the settlement requires the Company to further enhance its sales practices by, for example, including written notice of a consumer's right to cancel in its product fulfillment materials and by archiving recorded customer communications for an extended period of time. The Company has also agreed to include a written notice of its cancellation policy in the first billing statement after each purchase.

In the past year, the Company has clarified disclosures made in the course of balance transfer requests and heightened its standards for affirmative customer consent. The settlement leaves these improvements intact and, in addition, requires certain technical changes to the Company's balance transfer sales process such as the inclusion of additional statement disclosures concerning product charges and customer cancellation terms.

Restitution

Under terms of the settlement, the Company will make payments to customers for fees and interest charged on certain products offered between June 15, 1995 and June 28, 2000. The Company will establish a reserve estimated at approximately $300 million. The Company will make payments from the reserve to qualifying customers, many of whom participated in two programs: Guaranteed Savings, which was sold in the Company's Platinum card business, and Credit Protection, which is sold in all card business lines. The Company will also make payments to customers who purchased other membership products by telephone and who cancelled or sought to cancel the product(s) within four months of the date their monthly statement first reflected a charge for it.

Guaranteed Savings Rate Program

Beginning in 1995, the Company offered its Platinum customers a Guaranteed Savings Rate (GSR) program. Under this program, the Company offered certain balance transfer customers an introductory rate for a period of time, usually three months. After the introductory period, the Company offered the customer a customized interest rate of 30-70 basis points below the weighted average non-introductory rate the customer had been paying to other credit card providers on transferred balances, contingent upon the customer's submission of proof of the rates previously paid on those balances. The Company stopped offering the GSR program in connection with new account originations during the first quarter of 2000 and is now in the process of replacing the GSR offering for existing customers.

The settlement also seeks to address claims that the Company may not have made adequately clear to GSR customers the interest rates they would pay following the conclusion of the introductory period. Accordingly, the settlement requires the Company to make payments to GSR customers based on the balances they carried during the nine-month period following the introductory rate, the rates they were paying on those balances prior to transfer and the proof they submitted to the Company to verify those rates. These customers will also receive interest on these payments at an annual rate of 10%.

Credit Protection

Since 1987, the Company has offered a payment suspension product called Credit Protection. Credit Protection allows customers, in exchange for a fee, to suspend payments and interest on their credit cards, upon the occurrence of certain life events, such as hospitalization, disability or loss of employment. Many issuers offer similar products. The Company has always offered Credit Protection with a full 30-day money back cancellation guarantee.

Under the settlement, the Company will make payments to all Credit Protection customers who cancelled or sought to cancel the product within four months of the date their monthly statement first reflected a charge for it (except to whatever extent those customers may have previously received refunds upon cancellation.) The Company has also agreed to make payments to customers who, in certain specific circumstances, were denied a claim to activate Credit Protection or whose benefits were limited.

Other Restitution

As noted, the Company has also agreed to make payments to customers in connection with certain other product promotions, such as its discontinued Real Check promotional offer. The Company will also make payments to limited numbers of customers, if any, who may have incurred over-limit fees in using pre-printed Cash Advance checks or received inadvertent performance-based rate increases as a result of systems limitations.


                                   DISCLAIMER

This summary is intended to provide an overview of the settlement's key provisions. In preparing this summary, a good faith effort has been made to summarize accurately the provisions of complex legal documents. The summary should not be relied on as a definitive statement of the terms of the settlement. For a definitive statement of the terms of the settlement, the reader is referred to the Consent Order and the Stipulated Final Judgment and Permanent Injunction.